Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, October 21, 2013 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $4,518,062.58 or $0.096936 per Unit, based principally upon production during the month of August 2013. The distribution is payable November 15, 2013, to Unit holders of record as of October 31, 2013.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,960,867 Mcf (3,258,224 MMBtu). Dividing revenues by production volume yielded an average gas price for August 2013 of $3.46 per Mcf ($3.15 per MMBtu) as compared to $3.45 per Mcf ($3.12 per MMBtu) for July 2013. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $188,753. Lease operating expenses were $3,259,250 and taxes were $1,118,379.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com